Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
August 11, 2005	Craig Renner
301-843-8600

ACPT REPORTS INCREASED NET INCOME FOR THE SIX MONTHS

ENDED JUNE 30, 2005; ANNOUNCES DIVIDEND OF $0.10 PER SHARE

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $1,905,000, or $0.37 per share, on revenue of $28,473,000 for the six months ended June 30, 2005. This compares to net income of $1,868,000, or $0.36 per share, on revenue of $28,551,000 for the six months ended June 30, 2004.

For the quarter ended June 30, 2005, the Company reported net income of $1,678,000, or $0.32 per share, on revenues of $17,080,000. This compares to a net income of $1,437,000, or $0.28 per share, on revenues of $16,035,000 for the same period in 2004.

The results reflect the impact of the Company's previously announced restatement of its financial statements for the six and three months ended June 30, 2004. The information presented herein is on a restated and consistent basis.

ACPT also announced today that the Company's Board of Trustees authorized a cash dividend of $0.10 per share on the 5,197,954 common shares outstanding. The dividend will be payable on September 8, 2005 to shareholders of record on August 25, 2005.

"The second quarter results demonstrate that the Company has maintained its solid financial position through the first six months," said Chairman and Chief Executive Officer J. Michael Wilson. "These results will enable the Company to continue to make infrastructure investments in our land holdings and examine potential multi-housing acquisitions to add to our property operations portfolio. Most notably, our financial health enables us to continue to deliver value to our shareholders."

Edwin L. Kelly, President and Chief Operating Officer, noted that several accomplishments contributed to the increased earnings for the first half of the fiscal year. In Puerto Rico, the Company has sold 9.7 commercial acres in its Parque Escorial planned community for $10.4 million. In the United States, rental property revenues increased $1.8 million for the six-month period. Mr. Kelly attributed the increase primarily to the acquisition of two rental properties in October 2004, and the purchase of a third property in May 2005.

Mr. Kelly also said the Company is in position to meet the continued strong demand for housing in Puerto Rico and in St. Charles. In Parque Escorial, the Company expects to begin delivery of mid-rise condominiums in the newest section of the planned community, Torres del Escorial, in the fourth quarter.

In. St. Charles, Mr. Kelly noted that the Company projects delivering an additional 100 lots in the Sheffield neighborhood of St. Charles' Fairway Village to Lennar Corp. over the remaining six months of 2005, and has secured financing that will enable the Company to break ground on the construction of the 252-unit Sheffield Green apartments in the third quarter. In addition, the joint venture between the Company and Lennar has broken ground on a 352-unit active adult community, Heritage at St. Charles. The joint venture projects beginning delivery of lots in the fourth quarter of 2005.

Mr. Kelly also pointed out that the Company continues to make investments in its commercial property portfolio in Parque Escorial and in major road infrastructure improvements in St. Charles. In Puerto Rico, the Company has substantially completed the construction of a 57,000 square foot office building in the Parque Escorial Office Park, with occupancy to begin in the third quarter of 2005. In St. Charles, the Company is nearing completion of utility construction that will facilitate paving of an additional two lanes of Charles County's Cross-County Connector, and expects to break ground on the extension of St. Charles Parkway this fall.

ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

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Financial Highlights (Unaudited)

	For the Six Months Ended		For the Three Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
		(Restated)		(Restated)
Revenues	$ 28,473,000	$ 28,551,000	$ 17,080,000	$ 16,035,000

Expenses	23,867,000	24,039,000	13,831,000	13,063,000

Operating Income	4,606,000	4,512,000	3,249,000	2,972,000

Other Income/(Expenses)	(2,221,000)	(2,052,000)	(963,000)	(870,000)

Income before provision for income taxes	2,385,000	2,460,000	2,286,000	2,102,000

Provision for income taxes	480,000	592,000	608,000	665,000

Net income	$ 1,905,000	$ 1,868,000	$ 1,678,000	$ 1,437,000

Earnings per share - basic and diluted	$ 0.37	$ 0.36	$ 0.32	$ 0.28

Weighted average shares outstanding-basic and diluted	5,192,000	5,192,000	5,192,000	5,192,000

Cash dividends per share	$ 0.20	$ 0.15	$ 0.10	$ 0.05

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